Exhibit 10.3

DIODES INCORPORATED
4949 Hedgcoxe Road Suite 200
Plano, Texas 75024

January 22, 2021

To:The Hongkong and Shanghai Banking Corporation Limited

Subject:Banking Facilities to Diodes Hong Kong Limited

Dear Sirs

We confirm that we are aware that you have offered to grant banking facilities to Diodes Hong Kong Limited (the “Borrower”) for up to US$100,000,000 and approve the terms and conditions of such banking facilities.

In connection with the foregoing, we also confirm that:

1.  The Borrower is a wholly owned indirect subsidiary of Diodes Incorporated.  We will promptly advise you in the event of any decision being taken to dispose of the whole or any part of our shareholding in the Borrower.

2.  The Borrower, as part of the Diodes Incorporated corporate family, is operated and maintained in such a way to be in a financial position to perform all its contractual obligations, including repayment of its obligations from time to time to you.

3.  We do not foresee taking any corporate action which will result in the Borrower being unable to carry on its business or otherwise be unable to meet all its obligations from time to time to you, and hereby undertake to advise you forthwith of any circumstances of which we become aware which may affect the continuing operation of the Borrower.

4.  We will furnish you with our consolidated annual audited financial statements and accounts and will procure that the Borrower will furnish you with annual audited financial statements and accounts together with such additional financial information as may be reasonably required.

This letter is to be interpreted according to Hong Kong law.

Very truly yours,

DIODES INCORPORATED

By:___/s/ Brett Whitmire_____________
Name:_____Brett Whitmire_____________
Title:_____CFO______________________

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